Exhibit 99.1

Investor Relations Contact:

David J. Rodgers, Senior VP and Chief Financial Officer

(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS IMPROVED SALES AND NET INCOME

FOR THE THIRD QUARTER OF FISCAL 2011

MILWAUKEE, April 28, 2011/PRNewswire/ —

Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its third fiscal quarter and first nine months ended March 27, 2011.

Highlights:

•

Third quarter fiscal 2011 consolidated net sales of $720.3 million increased $25.8 million or 3.7% from the third quarter of fiscal 2010. For the first nine months of fiscal 2011, consolidated sales were $1.5 billion, an increase of $92.5 million or 6.6% from the same period of fiscal 2010.

•

Third quarter fiscal 2011 consolidated net income of $51.5 million improved by $8.8 million from the same period of fiscal 2010 after adjusting for a litigation settlement included in the prior year period of $18.7 million after tax.

•	Net debt as of the end of the third fiscal quarter 2011 was $240.2 million or $80.4 million less than at the end of the third quarter of fiscal 2010.

“Results for the third quarter of fiscal 2011 were driven by sales and operating improvements within both of our Engines and Power Products Segments,” commented Todd J. Teske, Chairman, President & Chief Executive Officer of Briggs & Stratton. “We are very pleased with the strong sales growth we have achieved in our international markets this year. It is one of many outcomes demonstrating our team’s focus on delivering results against the core pillars of our strategy. We remain cautiously optimistic regarding the upcoming lawn and garden season here in the U.S. despite the on-going economic challenges and the impact of higher gasoline prices on consumer spending.”

Consolidated Results:

Consolidated net sales for the third quarter of fiscal 2011 were $720.3 million, an increase of $25.8 million or 3.7% when compared to the same period a year ago. Fiscal 2011 third quarter consolidated net income was $51.5 million or $1.02 per diluted share. The third quarter of fiscal 2010 consolidated net income was $24.1 million or $0.48 per diluted share.

Included in consolidated net income for the fiscal 2010 third quarter was a litigation settlement of $30.6 million ($18.7 million after-tax or $0.37 per diluted share). After considering the impact of the litigation settlement, third quarter fiscal 2011 consolidated net income improved by $8.8 million or $0.17 per diluted share over the adjusted consolidated net income of $42.7 million or $0.85 per diluted share in the third quarter of fiscal 2010.

Consolidated net sales for the first nine months of fiscal 2011 were $1.5 billion, an increase of $92.5 million or 6.6% when compared to the same period a year ago. For the first nine months of fiscal 2011, consolidated net income was $42.2 million or $0.84 per diluted share. The first nine months of fiscal 2010 consolidated net income was $18.4 million or $0.36 per diluted share.

Included in consolidated net income for the first nine months of fiscal 2011 was a $3.5 million pre-tax charge ($2.2 million after tax or $0.04 per diluted share) related to previously announced organization changes and $3.9 million of additional pre-tax costs ($2.4 million after tax or $0.05 per diluted share) associated with the redemption premium of the 8.875% Senior Notes and the write-off of the related deferred financing costs. Included in consolidated net income for the first nine months of fiscal 2010 was a litigation settlement of $30.6 million ($18.7 million after-tax or $0.37 per diluted share). After considering the impact of items related to the organization changes, debt redemption and litigation settlement, adjusted consolidated net income for the first nine months of fiscal 2011 was $46.7 million or $0.93 per diluted share, which was higher by $9.6 million or $0.20 per diluted share compared to the first nine months of fiscal 2010 adjusted consolidated net income of $37.1 million or $0.73 per diluted share.

Engines Segment:

Engines Segment fiscal 2011 third quarter net sales were $503.8 million, which was $20.8 million or 4.3% higher than the prior year period. This increase from the same quarter last year is primarily due to higher shipment volumes and slightly increased engine pricing, partially offset by an unfavorable mix of product shipped that reflected lower volumes of units used on riding lawn and garden equipment.

The Engines Segment gross profit percentage was 24.7% in the third quarter of fiscal 2011, or slightly lower from 24.8% in the third quarter of fiscal 2010. The change was attributable to higher commodity costs and increased salaries and benefits including a $2.3 million increase in pension benefits expense, offset by slightly increased engine pricing.

The Engines Segment fiscal 2011 third quarter income from operations was $77.5 million, an increase of $3.5 million from fiscal 2010 third quarter adjusted income from operations. The increase is due to the improvement in net sales partially offset by an increase in non-manufacturing salaries and benefits including a $1.9 million increase in pension benefits expense.

Engines Segment net sales for the first nine months of fiscal 2011 were approximately $1.0 billion, which was $58.2 million or 6.1% higher than the prior year period. This increase from the same period last year is primarily due to higher international engine unit shipments to European and Asian OEMs as well as slightly increased engine pricing.

The Engines Segment gross profit percentage increased to 23.4% for the first nine months of fiscal 2011 from 22.4% in the first nine months of fiscal 2010. This improvement was primarily due to increased production volumes and slightly increased engine pricing partially offset by higher commodity costs and increased salaries and benefits. The increase in salaries and benefits includes a $7.2 million increase in pension benefits expense and $2.2 million of higher salaries and benefits due to temporary reductions in salaries and the 401(k) match implemented in the first half of fiscal 2010.

The Engines Segment adjusted income from operations for the first nine months of fiscal 2011 was $92.9 million, an increase of $6.8 million from the first nine months of fiscal 2010 adjusted income from operations. The increase is due to the improvement in net sales and the gross profit percentage offset by an increase in non-manufacturing salaries and benefits including a $5.4 million increase in pension benefits expense and $1.5 million higher expenses due to temporary reductions in salaries and the 401(k) match implemented in the first half of fiscal 2010.

Power Products Segment:

Power Products Segment fiscal 2011 third quarter net sales were $267.5 million, which was $12.1 million or 4.8% greater than the prior year period. This improvement was due primarily to increased unit shipment volumes of snow throwers and ZTRs, partially offset by reduced shipment volumes of portable generators as a result of fewer wide spread power outages caused by ice storms.

The Power Products Segment gross profit percentage increased to 9.7% for the third quarter of fiscal 2011 from 7.2% in the third quarter of fiscal 2010. The improvement over the prior year was attributable to increased sales of higher margin products to dealers, decreased manufacturing spending and increased absorption on higher production volumes, partially offset by higher commodity costs and warranty expense. The decrease in manufacturing spending includes the absence of $3.0 million of transition costs from the closure of our Jefferson manufacturing facility, which were incurred in the third quarter of fiscal 2010.

The Power Products Segment fiscal 2011 third quarter income from operations was $1.7 million, an increase of $8.9 million compared to the third quarter of fiscal 2010.

Power Products Segment net sales for the first nine months of fiscal 2011 were $621.5 million, which was $35.4 million or 6.0% greater than the prior year period. This improvement was due primarily to increased unit shipment volumes of snow throwers and ZTRs, partially offset by reduced shipment volumes of pressure washers and portable generators as a result of lower consumer demand and retailers and dealers closely managing inventories in these categories.

The Power Products Segment gross profit percentage decreased to 8.9% for the first nine months of fiscal 2011 from 9.8% in the first nine months of fiscal 2010. This decline between years resulted from higher manufacturing spending, lower absorption primarily related to the decreased production of portable generators, as well as increased expenses related to salaries and benefits. The increase in manufacturing spending relates to higher commodity costs, manufacturing inefficiencies in launching new products, increased warranty expense, and increased freight expense. The increase in salaries and benefits includes $0.8 million higher expenses attributable to temporary reductions in salaries and the 401(k) match implemented in the first half of fiscal 2010.

The Power Products Segment adjusted loss from operations for the first nine months of fiscal 2011 was $14.6 million, or $5.9 million higher than the loss from operations of $8.6 million for the same period one year ago. The increased loss from operations was primarily caused by the previously discussed manufacturing cost increases as well as an increase in non-manufacturing salaries and benefits including $0.6 million higher expenses attributable to temporary reductions in salaries and the 401(k) match implemented in the first half of fiscal 2010.

Corporate Items:

As previously announced, in December 2010 the company issued $225 million aggregate principal amount of 6.875% Senior Notes due December 2020. Net proceeds were primarily used to redeem the remaining outstanding principal of the 8.875% Senior Notes due March 2011.

Interest expense was lower for the third quarter of fiscal 2011 due to lower average outstanding borrowings as well as the reduced interest rate associated with the refinanced Senior Notes. Interest expense was lower for the first nine months of fiscal 2011 due to lower average outstanding borrowings, partially offset by $3.9 million of pre-tax charges related to the redemption premium on the 8.875% Senior Notes and the write-off of related deferred financing costs.

The third quarter and first nine months effective tax rate for fiscal 2011 was 32.4% and 30.3%, respectively, versus 27.1% and 22.3% effective tax rate in the same respective periods last year. The variation reflected between years was due to the required recognition of the tax effect of certain events as discrete items in the quarter in which they occurred rather than in the overall expected annual tax rate.

Financial Position:

Net debt at March 27, 2011 was $240.2 million (total debt of $283.0 million less $42.8 million of cash), an improvement of $80.4 million from the $320.6 million (total debt of $348.5 million less $27.9 million of cash) at March 28, 2010. Cash used by operating activities for the first nine months of fiscal 2011 was $100.3 million, or $83.8 million higher compared to $16.5 million in the first nine months of fiscal 2010. The increase in cash used for operating activities is primarily due to working capital requirements to replenish inventory from lower levels at the end of fiscal 2010 and due to timing of payments associated with accounts receivable, accounts payable and accrued liabilities, offset by higher net income.

Outlook:

The company maintains its guidance that fiscal 2011 net income on a GAAP basis will be in the range of $57 to $68 million or $1.13 to $1.35 per diluted share. Consolidated net sales are projected to be approximately 2% to 5% higher than in fiscal 2010. Engines Segment sales are forecasted higher on modest volume and pricing improvements while the Power Products Segment sales are forecasted higher primarily due to higher expected volumes of lawn and garden equipment. Demand for portable generators and the related engines due to landed hurricane activity have not been included in our fiscal 2011 sales forecast. Operating income margins for fiscal 2011 are projected to be in the range of 4.7% to 5.2%, and interest expense and other income are forecasted to be in the range of $23 million to $24 million and $6 million to $7 million, respectively. The effective tax rate for the full year is projected to be in a range of 30% to 33%.

Conference Call Information:

The company will host a conference call today at 10:00 AM (ET) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 256-9295. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1524434.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended March

(In Thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2011	2010	2011	2010
NET SALES	$720,333	$694,575	$1,504,773	$1,412,231
COST OF GOODS SOLD	570,784	554,093	1,214,910	1,148,709

Gross Profit on Sales	149,549	140,482	289,863	263,522

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	70,997	71,394	216,012	192,526
LITIGATION SETTLEMENT	—	30,600	—	30,600

Income from Operations	78,552	38,488	73,851	40,396

INTEREST EXPENSE	(4,513)	(7,323)	(18,679)	(20,979)
OTHER INCOME, Net	2,207	1,860	5,280	4,287

Income before Income Taxes	76,246	33,025	60,452	23,704

PROVISION FOR INCOME TAXES	24,725	8,952	18,298	5,293

Net Income	$51,521	$24,073	$42,154	$18,411

Average Shares Outstanding	49,726	49,597	49,672	49,595

BASIC EARNINGS PER SHARE	$1.03	$0.48	$0.85	$0.37

Diluted Average Shares Outstanding	50,465	50,060	50,243	49,987

DILUTED EARNINGS PER SHARE	$1.02	$0.48	$0.84	$0.36

Segment Information

(In Thousands)

(Unaudited)

	Third Quarter		Nine Months
	2011	2010 [1]	2011	2010 [1]
NET SALES:
Engines	$503,809	$483,006	$1,007,250	$949,001
Power Products	267,535	255,393	621,484	586,126
Inter-Segment Eliminations	(51,011)	(43,824)	(123,961)	(122,896)

Total *	$720,333	$694,575	$1,504,773	$1,412,231

* International sales based on product shipment destination included in net sales	$217,228	$184,498	$543,687	$444,791

GROSS PROFIT ON SALES:
Engines	$124,362	$119,836	$235,567	$212,361
Power Products	25,828	18,337	55,219	57,625
Inter-Segment Eliminations	(641)	2,309	(923)	(6,464)

Total	$149,549	$140,482	$289,863	$263,522

INCOME (LOSS) FROM OPERATIONS:
Engines	$77,463	$43,396	$92,312	$55,475
Power Products	1,730	(7,217)	(17,538)	(8,615)
Inter-Segment Eliminations	(641)	2,309	(923)	(6,464)

Total	$78,552	$38,488	$73,851	$40,396

[1]

Prior year amounts have been reclassified to conform to current year presentation. These adjustments relate to the sale of certain products through our foreign subsidiaries that had been reported within the Engines Segment, but are now reported in the Power Products Segment. These adjustments align our segment reporting with current management responsibilities.

Non-GAAP Financial Measures

Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the improvement in earnings between years due to recurring operations. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Adjusted Net Income & Diluted Earnings Per Share for the Fiscal Periods Ended March

(Dollars in Thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2011	2010	2011	2010
Net Income	$51,521	$24,073	$42,154	$18,411
Tax effected charges to reported net income:
Organization Changes Charge[1]	—	—	2,158	—
Debt Redemption Costs[2]	—	—	2,396	—
Litigation Settlement[3]	—	18,666	—	18,666

Adjusted Net Income	$51,521	$42,739	$46,708	$37,077

Diluted Earnings Per Share	$1.02	$0.48	$0.84	$0.36
Tax effected charges to reported diluted earnings per share:
Organization Changes Charge[1]	—	—	0.04	—
Debt Redemption Costs[2]	—	—	0.05	—
Litigation Settlement[3]	—	0.37	—	0.37

Adjusted Diluted Earnings Per Share	$1.02	$0.85	$0.93	$0.73

[1]	Represents a $3,538 charge tax affected at a blended marginal tax rate of 39%.
[2]	Represents costs of $3,928 tax affected at a blended marginal tax rate of 39%.
[3]	Represents a $30,600 charge tax affected at a blended marginal tax rate of 39%.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Adjusted Segment Information for the Fiscal Periods Ended March

(Dollars in Thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2011	2010	2011	2010
INCOME (LOSS) FROM OPERATIONS:
Engines
Income from Operations	$77,463	$43,396	$92,312	$55,475
Organization Changes Charge	—	—	559	—
Litigation Settlement	—	30,600	—	30,600

Adjusted Engines Income from Operations	$77,463	$73,996	$92,871	$86,075

Power Products
Income (Loss) from Operations	$1,730	$(7,217)	$(17,538)	$(8,615)
Organization Changes Charge	—	—	2,978	—

Adjusted Power Products Income (Loss) from Operations	$1,730	$(7,217)	$(14,560)	$(8,615)

Inter-Segment Eliminations	(641)	2,309	(923)	(6,464)

Adjusted Income from Operations	$78,552	$69,088	$77,388	$70,996

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal March

(In Thousands)

(Unaudited)

	2011	2010
CURRENT ASSETS:
Cash and Cash Equivalents	$42,816	$27,867
Accounts Receivable, Net	478,004	438,146
Inventories	465,562	456,905
Deferred Income Tax Asset	48,485	54,859
Assets Held For Sale	4,000	4,000
Other	15,382	26,246

Total Current Assets	1,054,249	1,008,023

OTHER ASSETS:
Goodwill	253,681	255,016
Investments	18,368	18,307
Deferred Loan Costs, Net	5,156	593
Other Intangible Assets, Net	89,561	90,934
Deferred Income Tax Asset	63,969	17,096
Other Long-Term Assets, Net	9,293	11,916

Total Other Assets	440,028	393,862

PLANT AND EQUIPMENT:
At Cost	1,005,088	974,286
Less - Accumulated Depreciation	677,676	637,831

Plant and Equipment, Net	327,412	336,455

	$1,821,689	$1,738,340

	2011	2010
CURRENT LIABILITIES:
Accounts Payable	$223,912	$164,163
Short-Term Debt	3,000	3,000
Current Maturity on Long-Term Debt	—	206,098
Accrued Liabilities	171,683	177,777

Total Current Liabilities	398,595	551,038

OTHER LIABILITIES:
Accrued Pension Cost	267,761	130,289
Accrued Employee Benefits	23,178	19,627
Accrued Postretirement Health Care Obligation	122,481	147,936
Other Long-Term Liabilities	26,855	29,901
Long-Term Debt	280,000	139,355

Total Other Liabilities	720,275	467,108

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	79,618	80,825
Retained Earnings	1,116,303	1,078,205
Accumulated Other Comprehensive Loss	(299,302)	(234,826)
Treasury Stock, at Cost	(193,800)	(204,010)

Total Shareholders’ Investment	702,819	720,194

	$1,821,689	$1,738,340

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended Fiscal March
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$42,154	$18,411
Depreciation and Amortization	46,550	48,629
Stock Compensation Expense	8,773	6,155
Loss on Disposition of Plant and Equipment	1,353	1,656
Benefit for Deferred Income Taxes	(690)	(4,195)
Increase in Accounts Receivable	(187,030)	(175,159)
(Increase) Decrease in Inventories	(63,030)	20,474
Decrease in Other Current Assets	12,970	12,363
Increase in Accounts Payable and Accrued Liabilities	43,165	56,631
Other, Net	(4,558)	(1,475)

Net Cash Used by Operating Activities	(100,343)	(16,510)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(32,507)	(24,816)
Proceeds Received on Disposition of Plant and Equipment	82	209
Other, Net	—	(144)

Net Cash Used by Investing Activities	(32,425)	(24,751)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	55,000	105,355
Proceeds from Long-Term Debt Financing	225,000	—
Deferred Loan Costs	(4,994)	—
Repayments on Long-Term Debt	(203,698)	(41,483)
Dividends	(11,074)	(11,001)
Stock Option Exercise Proceeds and Tax Benefits	790	—

Net Cash Provided by Financing Activities	61,024	52,871

EFFECT OF EXCHANGE RATE CHANGES	(1,994)	265

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(73,738)	11,875
CASH AND CASH EQUIVALENTS, Beginning	116,554	15,992

CASH AND CASH EQUIVALENTS, Ending	$42,816	$27,867